Exhibit 99.1

Terra Industries Inc. 600 Fourth Street P.O. Box 6000 Sioux City, IA 51102-6000 Telephone: (712) 277-1340 Fax: (712) 277-7383 www.terraindustries.com
NEWS

For immediate release	Contact: Joe A. Ewing (712) 277-7305 jewing@terraindustries.com
Terra Industries Inc. reports fourth quarter and record full-year results, declares dividend
S U M M A R Y
$1.0 billion of cash and deposits
Q4/08 vs. Q4/07:
•	Operating income up 55 million, or 42%.

•	North American revenues up $114 million, or 20%.

•	Ammonia, UAN and AN selling prices up 80%, 45% and 37%.
Outlook:
•	2009 spring nitrogen demand should be strong, as growers make up for nitrogen not applied in fall 2008.

•	Nitrogen selling prices should improve in conjunction with increased product demand.

•	Spring logistics may be challenging as producers strive to distribute more product through finite channels in a compressed timeframe.

•	Industrial ammonia demand continues to be weak.

•	Terra expects its 2009 effective tax rate to approximate 30-32%.
Sioux City, Iowa (February 10, 2009)—Terra Industries Inc. (NYSE: TRA) announced today income available to common stockholders for the 2008 fourth quarter of $164.7 million ($1.65 per diluted share), up from $68.4 million ($.66 per diluted share) for the same period in 2007. For all of 2008, Terra reported income available to common stockholders of $631.9 million ($6.20 per diluted share), up from $196.8 million ($1.90 per diluted share) in 2007. This is more than double the highest annual earnings per share Terra has previously achieved.
Terra also declared a dividend of $.10 per common share, payable April 7, 2009, to holders of record as of March 18, 2009.
Analysis of fourth quarter results
Revenues for the 2008 fourth quarter totaled $683.5 million, compared to $569.0 million for the 2007 fourth quarter. Revenues increased $114.5 million from the 2007 to the 2008 fourth quarter, primarily due to higher nitrogen products selling prices. Ammonia, urea ammonium nitrate (UAN) and ammonium nitrate (AN) selling prices increased 80, 45 and 37 percent, respectively, over those of the same period last year. North American ammonia, UAN and AN sales volumes decreased by 30, 16 and 12 percent, respectively from those of the same period last year, due primarily to the global economic slowdown and customers’ reluctance to commit to timely purchases.
Due to late fourth quarter pricing pressures and production curtailments, Terra recorded $49.8 million of fourth quarter charges related to derivative and inventory valuation.
Terra idled its Donaldsonville, La., and Woodward, Okla. manufacturing facilities to make repairs and manage inventories during a period of slow demand in December. The monthly cash costs to maintain these facilities during idled periods are approximately $0.7 million and $1.1 million for Donaldsonville and Woodward, respectively. The Woodward plant is preparing for startup this week.
Fourth quarter equity earnings of affiliates of $6.6 million reflect Terra’s interest in earnings from the GrowHow UK joint venture.

The fourth quarter also reflects net benefit of approximately $53 million related to the reorganization of Terra’s subsidiary ownership structure for its international operations, and utilization of state and federal tax credits.
Analysis of full-year results
Revenues for 2008 totaled $2.9 billion compared to $2.3 billion for 2007. The 2007 revenues included $319.1 million from Terra’s UK operations that were later contributed to a joint venture. Excluding the 2007 UK results, revenues increased $867.7 million from 2007 to the 2008, mostly due to higher nitrogen products selling prices. Ammonia, UAN and AN selling prices increased 64, 48 and 38 percent, respectively, over those of the same period last year. North American sales volumes for ammonia and UAN decreased by 5 and 4 percent respectively, while AN sales volumes increased by 2 percent over those of the same period last year.
2008 equity earnings of affiliates of $95.6 million reflect Terra’s interest in earnings from the GrowHow UK joint venture.
The 2008 effective income tax rate was 27.5%, compared to 36.6% in 2007. In addition to tax benefits recorded in fourth quarter results as noted above, Terra recorded $12.8 million of benefits associated with current tax credit usage in the 2008 third quarter.
Forward natural gas position
Terra’s forward purchase contracts at Dec. 31, 2008, fixed prices for about 29 percent of its next 12 months’ natural gas needs at about $65.8 million above the published forward market prices at that date. These forward positions hedge production costs primarily associated with product that Terra has sold and plans to ship in the 2009 first and second quarters.
Cash balances, customer prepayments and share buybacks
Cash balances, including about $37 million in derivative margin deposits, totaled $1.003 billion at Dec. 31, 2008. Customer prepayments totaled $112 million at December 31, 2008. Terra expects to ship products under customer prepay agreements during the 2009 first and second quarters.
Terra’s 2008 fourth quarter cash flow benefited from the receipt of a balancing consideration payment of $61.3 million from its GrowHow UK joint venture and proceeds of $41.9 million from the sale of its Beaumont, Tex. assets on December 31, 2008.
During the 2008 fourth quarter, Terra repurchased approximately 2.8 million of its common shares under its share buyback program at an average price of $17.82 per share and a total cost of $50 million. On May 6, 2008, Terra’s Board of Directors adopted a resolution for the repurchase of 12.8 million shares representing 14 percent of Terra’s then-outstanding common stock. The stock buyback program extends through June 30, 2010. At Dec. 31, 2008, approximately 7.4 million shares remained available for repurchase under the program.
CEO’s remarks
“Terra delivered strong fourth quarter results in a difficult environment, and the best full-year results in the company’s more-than-40-year history,” said Terra President and CEO Michael Bennett.
“Nitrogen selling prices and natural gas costs weakened sharply in conjunction with the global economic downturn in the fourth quarter. Our plants operated well during the quarter, but production levels were affected by decisions to idle production at some manufacturing facilities during the quarter to manage inventories and take an opportunistic outage for repairs.
“Fundamentals appear to be improving for spring,” Bennett continued. “Nitrogen prices have started to recover from the lows of the late fourth quarter and natural gas price forecasts for the next 12 months are at five-year lows. If this combination continues, it will position Terra for strong margins as we head into the second quarter.

“The nitrogen supply/demand picture, which was disrupted by slow fall nitrogen movement due to a late harvest and wet soil conditions, also appears to be coming into balance. While some economists are forecasting a 3% reduction in U.S. planted corn acres this spring, that reduced demand could be more than offset by the estimated 5% of nitrogen applications that growers missed last fall and will be looking to make up this spring. Continuing domestic and global nitrogen production curtailments and low U.S. import volumes also underpin this positive nitrogen supply/demand balance outlook.
“Looking further ahead, if indeed planted corn acres are reduced this spring, it will likely cause corn inventories to slip lower, creating a stronger outlook for the 2009 second half and 2010 first half.
“Terra’s strategic activities also continue to move forward,” Bennett continued. “We are excited about our leadership in diesel exhaust fluid (DEF) markets with the TerraCair™ brand through the alliance we announced in the fourth quarter between Terra Environmental Technologies’ (TET) and Brenntag North America. Our project to add upgrading capacity to our Woodward facility is also progressing well and we expect to complete it in 2010. This project fits with our strategic plans to improve Terra’s product mix by moving toward a higher percentage of higher-value upgraded products versus ammonia.”
Conference call details
Terra management will conduct a conference call to discuss these fourth quarter results this afternoon at 3:00 ET. A live webcast of the conference call will be available from Terra’s Web site at www.terraindustries.com, and will be archived for playback for three months.
About Terra
Terra Industries Inc., with 2008 revenues of $2.9 billion, is a leading North American producer of nitrogen products.
Forward-looking statements
Certain statements in this new release may constitute “forward-looking” statements within the meaning of the Private Litigation Reform Act of 1995. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and Terra undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These include, among others, statements relating to:
•	financial markets,

•	general economic conditions within the agricultural industry,

•	competitive factors and price changes (principally, sales prices of nitrogen and methanol products and natural gas costs),

•	product mix,

•	the seasonality of demand patterns,

•	weather conditions,

•	environmental and other government regulation, and

•	agricultural regulations.
Additional information as to these factors can be found in Terra’s 2007 Annual Report/10-K, in the sections entitled “Business,” “Legal Proceedings,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the Notes to the consolidated financial statements.
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Note:	Terra Industries’ news announcements are also available on its Web site, www.terraindustries.com.

Terra Industries Inc.
Summarized Results of Operations
(unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
(in thousands except per-share amounts)	2008	2007	2008	2007
Revenues
Product revenues	$681,857	$567,497	$2,880,255	$2,335,874
Other income	1,607	1,497	11,224	7,055

Total revenues	683,464	568,994	2,891,479	2,342,929

Costs and expenses
Cost of sales	495,883	418,941	2,028,252	1,815,421
Selling, general & administrative expense	12,498	24,784	70,736	91,971
Equity earnings of unconsolidated affiliates	(10,572)	(5,830)	(56,237)	(16,209)

Total costs and expenses	497,809	437,895	2,042,751	1,891,183

Income from operations	185,655	131,099	848,728	451,746

Interest income	4,040	6,184	23,370	17,262
Interest expense	(6,782)	(6,415)	(27,369)	(29,100)
Loss on early retirement of debt	—	—	—	(38,836)

Income before income taxes and minority interest	182,913	130,868	844,729	401,072

Income tax provision	(10,109)	(39,926)	(239,851)	(127,316)
Minority interest	(15,315)	(16,561)	(67,684)	(50,281)
Equity earnings of unconsolidated affiliates	6,592	(4,920)	95,578	(2,718)

Income from continuing operations	164,081	69,461	632,772	220,757

Income (loss) from discontinued operations net of tax	657	191	8,269	(18,861)

Net income	164,738	69,652	641,041	201,896
Inducement of preferred stock	(18)	—	(5,266)	—
Preferred share dividends	(51)	(1,275)	(3,876)	(5,100)

Income available to common stockholders	$164,669	$68,377	$631,899	$196,796

Earnings per common share—basic:
Income from continuing operations	$1.65	$0.76	$6.65	$2.38
Income (loss) from discontinued operations	0.01	—	0.09	(0.21)

Earnings per share	$1.66	$0.76	$6.74	$2.17

Earnings per common share—diluted:
Income from continuing operations	$1.64	$0.66	$6.12	$2.07
Income (loss) from discontinued operations	0.01	—	0.08	(0.17)

Earnings per share	$1.65	$0.66	$6.20	$1.90

Weighted average shares outstanding:
Basic	99,803	88,889	93,827	90,575
Diluted	100,716	104,809	103,359	106,454
Because of the seasonal nature and effects of weather-related conditions in several of Terra’s marketing areas, results of operations for any single reporting period should not be considered indicative of results for a full year.

Terra Industries Inc.
Summarized Financial Position
(in thousands)
(unaudited)

	December 31,
	2008	2007
Assets
Cash and cash equivalents	$966,700	$698,238
Accounts receivable, net	130,390	171,183
Inventories	197,091	129,321
Margin deposits with derivative counterparties	36,945	638
Other current assets	61,338	28,195
Current assets held for sale—discontinued operations	—	2,335

Total current assets	1,392,464	1,029,910

Property, plant and equipment, net	403,313	389,728
Equity method investments	270,915	351,986
Deferred plant turnaround costs—net	23,467	42,190
Other assets	22,858	31,484
Noncurrent assets held for sale—discontinued operations	—	43,029

Total assets	$2,113,017	$1,888,327

Liabilities and Stockholders’ Equity
Accounts payable	$99,893	$110,687
Customer prepayments	111,592	299,351
Derivative hedge liabilities	125,925	14,733
Accrued and other current liabilities	127,770	87,922
Current liabilities held for sale—discontinued operations	—	4,993

Total current liabilities	465,180	517,686

Long-term debt	330,000	330,000
Deferred taxes	61,443	99,854
Pension liabilities	9,170	9,268
Other liabilities	78,553	84,876
Minority interest	107,856	109,729
Noncurrent liabilities held for sale—discontinued operations	—	739

Total liabilities and minority interest	1,052,202	1,152,152

Series A preferred shares	1,544	115,800

Stockholders’ equity	1,059,271	620,375

Total liabilities and stockholders’ equity	$2,113,017	$1,888,327

Terra Industries Inc.
Summarized Cash Flows
(in thousands)
(unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2008	2007	2008	2007
Operating Activities
Net income	$164,738	$69,652	$641,041	$201,896
Income from (loss on) discontinued operations	657	191	8,269	(18,861)

Income from continuing operations	164,081	69,461	632,772	220,757
Non-cash charges and credits:
Depreciation of property, plant and equipment and amortization of deferred plant turnaround costs	20,448	19,759	78,854	94,784
Loss on sale of property, plant and equipment	86	—	2,321	—
Deferred income taxes	66,952	41,771	15,180	103,400
Minority interest in earnings	15,315	16,561	67,684	50,281
Distributions in excess of equity earnings	5,819	3,415	8,343	8,536
Equity earnings GrowHow UK Ltd.	(6,592)	4,920	(95,578)	2,718
Non-cash loss on derivatives	41,389	1,124	39,779	1,300
Share-based compensation	(2,229)	11,264	8,104	28,102
Amortization of intangible and other assets	2,512	299	8,705	6,954
Non-cash loss on early retirement of assets	—	—	—	4,662

Change in operating assets and liabilities:
Accounts receivable	101,949	(9,043)	36,310	(38,180)
Inventories	(29,201)	(3,701)	(71,422)	45,772
Accounts payable and customer prepayments	(106,893)	243,104	(197,452)	218,081
Margins deposits with derivative counterparties	95,113	(100)	(36,307)	(601)
Other assets and liabilities, net	(89,781)	(32,215)	(22,310)	(12,782)

Net cash flows from operating activities— continuing operations	278,968	366,619	474,983	733,784
Net cash flows from operating activities— discontinued operations	(1,278)	(491)	8,161	14,081

Net cash flows from operating activities	277,690	366,128	483,144	747,865

Investing Activities
Capital expenditures and plant turnaround expenditures	(19,184)	(23,267)	(89,307)	(82,376)
Cash retained by GrowHow UK Limited	—	461	—	(16,788)
Proceeds from sale of property, plant and equipment	413	24	2,073	24
Distributions received from unconsolidated affiliates	984	4,705	8,180	4,705
Contribution settlement received from GrowHow UK Limited	—	—	27,427	—
Balancing consideration payment from GrowHow UK Limited	61,272	—	61,272	—

Net cash flows from investing activities—continued operations	43,485	(18,077)	9,645	(94,435)
Net cash flows from investing activities—discontinued operations	41,879	—	41,879	—

Net cash flow from investing activities	85,364	(18,077)	51,524	(94,435)

Financing Activities
Issuance of debt	—	—	—	330,000
Payments under borrowing arrangements	—	—	—	(331,300)
Payments for debt issuance costs	—	(41)	—	(6,444)
Preferred share dividends paid	(51)	(1,275)	(3,876)	(5,100)
Inducement payment to preferred shareholders	(18)	—	(5,266)	—
Common stock dividends paid	(9,975)	—	(28,274)	—
Common stock issuances and vestings	—	(1,513)	(9,839)	(1,424)
Excess tax benefits from equity compensation plans	—	3,317	12,122	3,317
Payments under share repurchase program	(50,000)	—	(157,500)	(87,426)
Distributions to minority interests	(12,915)	(9,685)	(69,557)	(35,239)

Net cash flows from financing activities	(72,959)	(9,197)	(262,190)	(133,616)

Effect of exchange rate changes on cash	(4,061)	(1,094)	(4,016)	(593)

Increase (decrease) to cash and cash equivalents	286,034	337,760	268,462	519,221
Cash and cash equivalents at beginning of period	680,666	360,478	698,238	179,017

Cash and cash equivalents at end of period	966,700	698,238	966,700	698,238

Terra Industries Inc.
Summarized Information
(volumes in thousands)
North America Volumes and Prices
Note: All UAN data for 2008 and 2007 are expressed on a 32% nitrogen basis.

	Three Months Ended December 31,
	2008		2007
	Sales	Average	Sales	Average
	Volumes	Unit Price[1]	Volumes	Unit Price[1]
Ammonia (tons) [2]	366	$623	520	$346
UAN (tons)	846	368	1,011	253
Urea (tons) [3]	47	473	48	362
Ammonium nitrate (tons) [2,4]	229	321	259	234
Methanol (gallons)	4,800	0.98	11,979	1.02

Natural gas cost[5]	$ 11.01		$ 7.41

	Years Ended December 31,
	2008		2007
	Sales	Average	Sales	Average
	Volumes	Unit Price[1]	Volumes	Unit Price[1]
Ammonia (tons) [2]	1,670	$552	1,765	$337
UAN (tons)	3,917	335	4,072	226
Urea (tons) [3]	249	467	247	333
Ammonium nitrate (tons) [2,4]	990	309	968	224
Methanol (gallons)	28,043	1.35	36,777	1.04

Natural gas cost[5]	$ 9.33		$ 7.08

[1]	After deducting outbound freight costs.

[2]	2007 ammonia and AN sales volumes and prices have been adjusted to exclude Terra’s UK operations for accurate comparison to 2008 volumes and prices.

[3]	Urea sales volumes and prices include granular urea and urea solutions data. Previous financial reports did not include urea solutions data.

[4]	AN sales volumes and prices include ag grade AN, industrial grade AN (IGAN) and ammonium nitrate solution (ANS). Previous financial reports did not include ANS data.

[5]	Per MMBtu. Includes all transportation and other logistical costs and any gains or losses on financial derivatives related to North American natural gas purchases. Net cost of derivatives for the 2008 and 2007 fourth quarter were $189.5 million and $22.1 million, respectively. Net cost of derivatives for full year 2008 and 2007 were $172.5 million and $53.7 million, respectively.
Because of the seasonal nature and effects of weather-related conditions in several of its marketing areas, results of operations for any single reporting period should not be considered indicative of results for a full year.